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Pricing Supplement dated April 10, 2002                             Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and                          File No. 333-84692
Prospectus Supplement dated April 4, 2002)

                       TOYOTA MOTOR CREDIT CORPORATION

                       Medium-Term Note - Floating Rate


__________________________________________________________________________________

Principal Amount: $100,000,000                 Trade Date: April 10, 2002
Issue Price: See "Plan of Distribution"        Original Issue Date: April15, 2002
Initial Interest Rate:  See "Additional        Net Proceeds to Issuer:$99,868,000
Terms of the Notes - Interest"                 Principal Discount
Interest Payment Period: Quarterly               or Commission: 0.132%
Stated Maturity Date: April 16, 2007
__________________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:

     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)


     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate    [X]  FederalFunds Rate
               [ ]  LIBOR     [ ]  Treasury Rate       [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

     Initial Interest Reset Date: April 16, 2002       Spread (+/-): +0.35%
     Interest Rate Reset Period: Daily                 Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day           Maximum Interest Rate: N/A
     Interest Payment Dates: July 16, October 16,      Minimum Interest Rate: N/A
        January 16 and April 16, commencing            Index Maturity: N/A
        July 16, 2002                                  Index Currency: N/A

Day Count Convention:
     [ ]  30/360 for the period from                   to
     [X]  Actual/360 for the period from April 15, 2002 to April 16, 2007
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                          ___________________________
                         J.P. MORGAN SECURITIES INC.

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                        ADDITIONAL TERMS OF THE NOTES

INTEREST
     The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on April 15, 2002, plus 0.35%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.35%. Notwithstanding anything contained in the Prospectus Supplement to the contrary, (i) the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date; and (ii) the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the date of Maturity) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Dates.

PLAN OF DISTRIBUTION
     Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc. ("JP Morgan"), Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), JP Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.868% of their principal amount. JP Morgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JP Morgan.

     Under the terms and conditions of the Agreement, JP Morgan is committed to take and pay for all of the Notes offered hereby if any are taken.